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                                                                  EXHIBIT (a)(9)

Dear Pervasive Software Employees:

As you are aware, the deadline for electing to participate in, or for modifying or rescinding your election to participate in, the Pervasive Employee Stock Option Exchange Program is 5:00 p.m., Central Time, on Monday, August 27, 2001 (unless this deadline is extended by Pervasive prior to that time). In order to comply with the Securities and Exchange Commission's rules and regulations, there will be no individual exceptions to this deadline. After the deadline, your election to participate in the program will be irrevocable.

Also, we received review comments from the SEC related to our Option Exchange Program. The paragraphs below represent additional communication and/or clarifications regarding our Option Exchange Program pursuant to our conversations with the SEC.

If you elect to participate in the Option Exchange Program and the options which you are exchanging are cancelled on August 27, 2001, your new options will be granted on or after February 28, 2002. The issuance of the new options will be on a date that is at least six months and 1 day after the date we cancel options accepted for exchange and such replacement grant date shall not be significantly delayed.

As clarification, you may withdraw your election to exchange on or after September 25, 2001, if, and only if, we have not yet accepted your exchanged options for exchange according to the terms of the Option Exchange Program. If your exchanged options have been accepted for exchange, your election can not be modified or rescinded after August 27, 2001.

You should be aware that, upon the terms and subject to the conditions of the Option Exchange Program, promptly following the expiration date we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date.

You should consider the information contained in the attached document and the information contained in the Offer to Exchange and the related election form, in deciding whether to participate in (or to modify or rescind your participation in) the Option Exchange Program. You should also consider Pervasive's publicly available disclosure documents filed with the SEC, as well as the document attached to this e-mail (which is intended to amend and replace Section 2 of the Offer to Exchange), in making your decision.

Please note that the safe harbor under the Private Securities Litigation Reform Act of 1995 is not available with respect to statements that are made in connection with the Offer to Exchange.

If you have any questions please contact Sheila Langehennig at extension 6019.




ATTACHMENT

2.       PURPOSE OF THE OFFER.

We issued the options outstanding under the Plan to provide our employees an opportunity to acquire or increase a proprietary interest in Pervasive, thereby creating a stronger incentive to expend maximum effort for our growth and success and to encourage our employees to continue their employment with Pervasive.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because of the large number of underwater options currently outstanding at Pervasive, a total re-grant of new options could have severe negative impact on our dilution and outstanding shares. Additionally, Pervasive has a limited pool of options that it is allowed to grant without stockholder approval, and we must therefore conserve our current available options for new hires and ongoing grants. CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE MARKET PRICE AT THE TIME OF THE REPLACEMENT GRANT (AND THUS THE STRIKE PRICE OF YOUR OWN OPTION) WILL BE LESS THAN OR EQUAL TO THE STRIKE





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PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE
OVER TIME.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange we presently have no definitive plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries. Although we have no definitive pending plans or proposals for acquisitions or other business combinations, we expect to consider such matters from time to time in the future.

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

(e)      any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to the Stock Repurchase Plan; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.